Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 20, 2007

Supplementing that Certain

INDENTURE

Dated as of November 20, 2007

Among

FISERV, INC.,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

6.8% SENIOR NOTES DUE 2017

i

ii

This Second Supplemental Indenture, dated as of November 20, 2007 (the “Supplemental Indenture”), among Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin, having its principal office at 255 Fiserv Drive, Brookfield, Wisconsin (herein called the “Company”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as Trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of November 20, 2007, between the Company, the Guarantors and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture.

B. Each of the Guarantors has duly authorized the execution and delivery of the Indenture and the Guarantees, the form of which is attached hereto, in order to fully and unconditionally guarantee the Company’s obligations under the Indenture.

C. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently therewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.

D. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated “6.8% Senior Notes due 2017” pursuant to the terms of this Supplemental Indenture and substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes (as defined below), as evidenced by their execution of such Notes.

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1 Issuance of Notes; Principal Amount; Maturity.

(1) On November 20, 2007, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

(2) The Initial Notes to be issued pursuant to this Supplemental Indenture shall be issued in the aggregate principal amount of $500,000,000 and shall mature on November 20, 2017 unless the Notes are redeemed prior to that date as described in Section 5.1 and 5.3. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $500,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the Series pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered. The Company may without the consent of the Holders, issue Additional Notes hereunder on the same terms and conditions (and having the same Guarantors) and with the same CUSIP numbers as the Initial Notes, provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the United States Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”), such Additional Notes shall not have the same CUSIP number as the Initial Notes.

(3) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000.

SECTION 1.2 Interest.

(1) Interest on a Note will accrue at the per annum rate of 6.8%, or as such rate may be adjusted pursuant to the terms hereof, per annum (the “Note Interest Rate”), and, in each case, will be paid on the basis of a 360-day year of twelve 30-day months.

(2) The Company shall pay interest on the Notes semi-annually in arrears on May 20 and November 20 of each year (each, an “Interest Payment Date,”), commencing May 20, 2008.

(3) Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes on the Regular Record Date.

(4) Amounts due on the Maturity Date or earlier Redemption Date of the Notes will be payable, at the corporate trust office of the Trustee at 60 Livingston Avenue, Mail Code EP-MN-W2ZW, St. Paul, Minnesota 55107-2292 or the office maintained from time to time by the Trustee in The City of New York. The Company may make payment of interest on an Interest Payment Date in respect of Notes in certificated form by check mailed to the address of the Person entitled to the payment as it appears in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States. The Company shall make payments of principal, premium, if any, and interest in respect of Notes in book-entry form to DTC (as defined below) in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

(5) Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may ask Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.

(6) If any Interest Payment Date, Maturity Date or Redemption Date falls on a day that is not a Business Day in the City of New York, the Company will make the required payment of principal, premium, if any, and/or interest on the next such Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, the Maturity Date or earlier Redemption Date, as the case may be, to the next such Business Day.

(7) The Note Interest Rate will be subject to adjustment from time to time if Moody’s (or, if applicable, any Substitute Rating Agency) or S&P (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.

(i) If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, a “Rating Agency”, and collectively, the “Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the Note Interest Rate will increase from 6.8% by the percentage set forth opposite that rating:

	Rating Agency
Rating Level	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB–	0.75%
4	B1 or below	B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

(ii) If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the interest rate per annum equals 6.8% plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 6.8%.

(iii) No adjustment in the Note Interest Rate shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a Board Resolution, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating for the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 6.8% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 8.8%.

(iv) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the Note Interest Rate be reduced below 6.8% or (2) the Note Interest Rate exceed 8.8%.

(v) Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

(vi) The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

SECTION 1.3 Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1 Definitions.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

“2012 Notes Supplemental Indenture” means the First Supplemental Indenture, dated as of November 20, 2007, among the Company, the Guarantors and the Trustee related to the 2012 Notes.

“2012 Notes” means the 6.125% Senior Notes due 2012 as amended or supplemented from time to time, that are issued under the 2012 Notes Supplemental Indenture.

“Acquisition Agreement” means the Agreement and Plan of Merger among Fiserv, Inc., Braves Acquisition Corp. and CheckFree Corporation, dated as of August 2, 2007.

“Additional Notes” means any Notes (other than the Initial Notes) issued pursuant to this Supplemental Indenture in accordance with Section 1.1(2), as part of the same series and with the same CUSIP number as the Initial Notes, provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of the Code, such Additional Notes shall not have the same CUSIP number as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Bridge Loan” means the bridge financing used to finance the CheckFree Acquisition incurred on or prior to the date of the CheckFree Acquisition.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and all warrants or options to acquire such capital stock.

“Change of Control Offer” has the meaning specified in Section 6.3(1).

“Change of Control Payment” has the meaning specified in Section 6.3(1).

“Change of Control Payment Date” has the meaning specified in Section 6.3(2)(iii).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any Person or Group for purposes of Section 13(d) of the Exchange Act other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s Common Stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Supplemental Indenture and the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when Voting Stock of the Company is converted into, or exchanged for, at least a majority of the Voting Stock of the surviving Person); or (5) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“CheckFree Acquisition” means the acquisition of CheckFree Corporation by the Company as contemplated by the Acquisition Agreement.

“Clearstream” means Clearstream Banking, S.A.

“Code” has the meaning specified in Section 1.1.

“Common Stock” shall mean shares of the Company’s Common Stock, $0.001 par value per share, as they exist on the date of this Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means with respect to any Redemption Date: (i) the average of three Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations for the Redemption Date so obtained.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on the date of the issuance of the Initial Notes; or (2) was nominated for election or elected to the Company’s Board of Directors with the approval of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Covenant Defeasance” has the meaning set forth in the Indenture except that the covenants included in such definition shall include Articles VI, VII, VIII and IX of this Supplemental Indenture and Article Fifteen of the Indenture.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, a New York corporation.

“Effective Date” means the closing date of the CheckFree Acquisition.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 4.1.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Group” means any group of related Persons for purposes of Section 13(d) of the Exchange Act.

“Guarantee” has the meaning specified in Section 9.1.

“Guarantor” means (1) certain of the Company’s Wholly-Owned Subsidiaries, named on the signature pages hereto, (2) upon the closing of the CheckFree Acquisition, CheckFree Services Corporation, a Wholly-Owned Subsidiary of CheckFree Corporation and (3) in the future, certain Subsidiaries that become Guarantors pursuant to Section 6.4, but in each case excluding Persons who cease to be obligated under the Guarantee in accordance with the Supplemental Indenture.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money (including capital leases) or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any Trust Company Indebtedness or any intercompany indebtedness between or among the Company and any of its Subsidiaries.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Initial Notes” means Notes in an aggregate principal amount of up to $500,000,000 initially issued under this Supplemental Indenture in accordance with Section 1.1(2).

“Interest Payment Date” has the meaning specified in Section 1.2(2).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Liens” means, with respect to any asset and excluding operating leases, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time.

“Maturity Date” means November 20, 2017.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of (unless otherwise specifically provided) the immediately preceding fiscal quarter end.

“Note Interest Rate” has the meaning specified in Section 1.2(1).

“Notes” means the 6.8% Senior Notes due 2017 or any of them (each, a “Note”) as amended or supplemented from time to time, that are issued under this Supplemental Indenture, including both the Initial Notes and the Additional Notes, if any.

“Notice of Default” means a written notice of the kind specified in Section 4.1.

“Obligations” has the meaning specified in Section 9.1.

“Permitted Sale Lease-Back Transactions” means sales or transfers by the Company or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Company and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.1(18) herein, exceeds 10.0% of Net Worth. For purposes of this definition “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Company) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the Notes or to the repayment of any indebtedness for borrowed money (including capital leases) which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Notes.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Purchase Notice” means a notice delivered by a Holder in accordance with Section 6.3 in the form set forth in Section 3.3.

“Rating Agency” or “Rating Agencies” has the meaning specified in Section 1.2(7).

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at approximately 3:30 p.m. New York City time, on the third Business Day preceding such Redemption Date.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, J. P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (in each case, or their Affiliates and their respective successors). However, if any of these Reference Treasury Dealers resign, then the respective successor will be a primary U.S. government securities dealer in The City of New York selected by the Company.

“Registrar” means the Security Registrar for the Notes, which shall initially be U.S. Bank National Association, or any successor entity thereof, subject to replacement as set forth in the Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the day that is 15 days prior to the relevant Interest Payment Date (whether or not a Business Day).

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Credit Agreement dated as of March 24, 2006 and amended as of November 9, 2007 by and among the Company, the Foreign Subsidiary borrowers party thereto and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any Subsidiary or Affiliate thereof, on or prior to such date.

“Significant Subsidiary” means a Restricted Subsidiary that qualifies as a “significant subsidiary” under Rule 405 of the Securities Act of 1933, as amended.

“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.

“Special Mandatory Redemption Date” means the earlier to occur of (1) August 16, 2008 if the CheckFree Acquisition has not been completed on or prior to August 1, 2008 or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Acquisition Agreement for any reason.

“Special Mandatory Redemption Notice” has the meaning specified in Section 5.4.

“Special Mandatory Redemption Price” has the meaning specified in Section 5.3.

“Stated Maturity” when used with respect to the Notes or any installment of principal thereof or interest, if any, thereon, means the date specified in such Note as the fixed date on which the principal of the Note or such installment of principal or interest, if any, is due and payable.

“Substitute Rating Agencies” has the meaning specified in Section 1.2(7).

“Term Loan Facility” means the Loan Agreement dated as of November 9, 2007 among the Company, the Lenders from time to time party hereto, SunTrust Bank, as Syndication Agent and Credit Suisse Securities (USA) LLC, Wachovia Bank, N.A., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd, and Bank of America, N.A., as Documentation Agents and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trust Company Indebtedness” means, with respect to any Trust Company Subsidiary that either (i) is a Restricted Subsidiary or (ii) does not guarantee any Indebtedness of the Company or any other Subsidiary of the Company (other than another Trust Company Subsidiary), indebtedness of such Trust Company Subsidiary (a) incurred in the ordinary course of its business, (b) in respect of which neither the Company nor any other Subsidiary of the Company (other than another Trust Company Subsidiary) shall have any obligation or liability, contingent or otherwise, (c) to the extent such indebtedness is not past due in the payment of principal or interest thereon, and (d) to the extent such indebtedness is not in excess of 20% of the consolidated investments of such Trust Company Subsidiary as reflected on its most recent quarterly balance sheet.

“Trust Company Subsidiary” means each of Fiserv Trust Company (formerly known as First Trust Corporation and Lincoln Trust Company) and Trust Industrial Bank, in each case for so long as it retains its powers as a trust company or banking organization under the laws of the United States or any State thereof, together with each Wholly-Owned Subsidiary thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that from time to time is not a Guarantor or required to be a Guarantor.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock entitled to vote generally in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” when used with respect to any Person means (i) any corporation, association or other business entity of which 100% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

ARTICLE III

SECURITY FORMS

SECTION 3.1 Form Generally.

(1) The Notes shall be in substantially the form set forth in Section 3.2 of this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture and the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, the Code, or any applicable securities laws, or as may, consistent herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. All Notes shall be in fully registered form.

(2) Purchase Notices shall be in substantially the form set forth in Section 3.3.

(3) The Trustee’s certificates of authentication shall be in substantially the form set forth in Section 3.4.

(4) Guarantees shall be in substantially the form set forth in Section 3.5.

(5) The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be quoted or listed, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.

(6) Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants, including Clearstream and the Euroclear System.

SECTION 3.2 Form of Note.

[FORM OF FACE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY

CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FISERV, INC.

6.8% SENIOR NOTE DUE 2017

No.	$

CUSIP NO.

Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to             , or registered assigns, the principal sum of             United States Dollars (U.S.$            ) on November 20, 2017 and to pay interest thereon, from November 20, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be May 20 and November 20 of each year, commencing May 20, 2008, at the per annum rate of 6.8%, or as such rate may be adjusted pursuant to the terms hereof, per annum (the “Note Interest Rate”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the day that is 15 days prior to the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Payments of principal (and premium, if any) and interest on this Note will be made at the corporate trust office of the Trustee at 60 Livingston Avenue, Mail Code EP-MN-W2ZW, St. Paul, Minnesota 55107-2292 or the office maintained from time to time by the Trustee in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in The City of St. Paul, Minnesota or The City of New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FISERV, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “6.8% Senior Notes due 2017” (herein called the “Notes”), issued under an Indenture, dated as of November 20, 2007, as supplemented by that certain First Supplemental Indenture, dated as of November 20, 2007 (the “Supplemental Indenture” and herein with the Indenture, collectively, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $500,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the Series pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered. The Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder, if certain conditions are met.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Interest Rate Adjustment. The Note Interest Rate will be subject to adjustment from time to time if Moody’s (or, if applicable, any Substitute Rating Agency) or S&P (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.

If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, a “Rating Agency”, and collectively, the “Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the Note Interest Rate will increase from 6.8% by the percentage set forth opposite that rating:

Rating Level	Rating Agency
	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB–	0.75%
4	B1 or below	B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the interest rate per annum equals 6.8% plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 6.8%.

No adjustment in the Note Interest Rate shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a Board Resolution, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 6.8% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 8.8%.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the Note Interest Rate be reduced below 6.8% or (2) the Note Interest Rate exceed 8.8%.

Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

3. Optional Redemption. At any time prior to maturity, the Company may at its option redeem all or a part of the Notes upon not more than 60 nor less than 30 days prior notice, at a redemption price equal to the greater of: (i) 100% of the aggregate principal amount of any Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued thereon to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30 day months) at the Treasury Rate plus 40 basis points, plus, in each case, unpaid interest on the Notes to be redeemed, accrued to the Redemption Date.

4. Mandatory Redemption. Except as provided in Sections 5 and 6 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

5. Special Mandatory Redemption. If for any reason (i) the CheckFree Acquisition is not consummated on or prior to August 1, 2008 or the Acquisition Agreement is terminated at any time prior to August 1, 2008, then the Company will redeem all the Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the Special Mandatory Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

6. Change of Control Triggering Event. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 6.3 of the Supplemental Indenture.

7. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

8. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture. Upon payment (i) of the amount of principal so declared due and payable, together with accrued interest to the date of declaration, and (ii) of interest on any overdue principal and, to the extent permitted by applicable law, overdue interest, all of the Company’s obligations in respect of the payment of the principal of and interest on the Notes shall terminate.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, and, among other things, the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon, on or after the respective due dates expressed herein.

9. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

10. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at such office or agency of the Company as may be designated by it for such purpose in The City of St. Paul, Minnesota, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Registrar. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at such office or agency of the Company. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Paying Agent and any agent of the Company, the Trustee or any Paying Agent may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any Paying Agent or other such agent shall be affected by notice to the contrary.

11. Guarantee. Payment of this Note is fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified under the Indenture.

12. Governing Law. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenant in common	UNIF GIFT MIN ACT	Custodian

TEN ENT	as tenants by the entireties (Cust)		(Cust)	(Minor)

JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

SECTION 3.3 Form of Purchase Notice.

PURCHASE NOTICE

(1) Pursuant to Section 6.3 of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it or             an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Principal amount to be repurchased (at least U.S.$2,000 or an integral multiple of $1,000 in excess thereof):

Remaining aggregate principal amount following such repurchase (not less than U.S.$2,000):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SECTION 3.4 Form of Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

SECTION 3.5 Form of Guarantee.

The form of Guarantee shall be set forth on the Notes substantially as follows:

For value received, each of the Guarantors (which term includes any successor Person under the Supplemental Indenture) has jointly and severally, fully, unconditionally and absolutely guaranteed, to the extent set forth in the Supplemental Indenture to the Indenture, between the Company, the Guarantors and the Trustee and subject to the provisions in the Supplemental Indenture, (a) the due and punctual payment in full when due of the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture, Supplemental Indenture and the Notes by the Company and (b) in case of any extension of time of payment or renewal of any Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Supplemental Indenture are expressly set forth in Article IX of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms of the Guarantee, including provisions for the release thereof. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for the purpose of such provisions.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

ARTICLE IV

REMEDIES

SECTION 4.1 Events of Default.

Section 501 of the Indenture shall not be applicable to the Notes.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 calendar days;

(2) default in the payment of the principal of or premium, if any, on any Note at its Maturity or when otherwise due;

(3) default (which shall not have been cured or waived) (i) in the payment of any principal of or interest on any indebtedness for borrowed money (including capital leases) of the Company, aggregating more than $100 million in principal amount, after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any such indebtedness of the Company, in excess of $100 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 15 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default and stating that such notice is a Notice of Default hereunder; or

(4) default in the performance, or breach, of any covenant, agreement or warranty of the Company in this Supplemental Indenture or the Indenture as supplemented or amended and continuance of such default for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Significant Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6) the commencement by the Company or any Significant Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either, or the filing by either of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by either to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or the making by either of a general assignment for the benefit of creditors, or the admission by either in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary of the Company in furtherance of any such action.

(7) the Company fails to timely deliver a required Special Mandatory Redemption Notice pursuant to Section 5.4 of this Supplemental Indenture.

SECTION 4.2 Acceleration of Maturity; Rescission and Annulment.

Section 502 of the Indenture shall not be applicable to the Notes.

(1) If an Event of Default occurs and continues (other than an Event of Default specified in Sections 4.1(5) or 4.1(6)), then in each such case the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may require the Company to repay immediately the principal of and any unpaid premium and interest on all the Notes. The holders of at least a majority in principal amount of the Outstanding Notes may rescind and annul that acceleration if all Events of Default with respect to the Notes, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. An Event of Default arising pursuant to Sections 4.1(5) or 4.1(6) shall cause the principal of, and any unpaid premium and interest on, all Notes to become immediately due and payable without any declaration or other act by the Trustee, the Holders of the Notes or any other party.

(2) Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under this Supplemental Indenture or the Indenture at the request or direction of any Holder of the Notes, unless the Holders offer reasonable indemnity to the Trustee. If the Holders offer reasonable indemnity to the Trustee, then the Holders of at least a majority in principal amount of the Outstanding Notes will have the right, subject to some limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

No Holder of any Note shall have any right to institute any proceeding with respect to this Supplemental Indenture or the Indenture or for any remedy under this Supplemental Indenture or the Indenture unless:

(i) the Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(ii) the Holders of at least 25% in principal amount of the Outstanding Notes have made a written request, and offered reasonable indemnity, to the Trustee to institute a proceeding as Trustee;

(iii) the Trustee has failed to institute the requested proceeding within 60 calendar days after receipt of such notice; and

(iv) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with the request during that 60-day period.

(3) The Holder of any Note will have the absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest on, that Note as expressed therein, and to institute suit for the enforcement of any such payment.

(4) The Company is required to furnish to the Trustee annually within 120 days after the end of its fiscal year a statement as to the absence of any Event of Default under this Supplemental Indenture. Within 30 days after the occurrence of an Event of Default the Trustee shall give notice of such Event of Default or of any event which, after notice or lapse of time or both, would become an Event of Default, known to it, to the Holders of the Notes, except that, in the case of a default other than a payment default, the Trustee may withhold notice if the Trustee determines that withholding notice is in the interest of the Holders.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Optional Redemption.

(1) The Company may, at its option, redeem the Notes, in whole or from time to time in part, prior to November 20, 2017, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued thereon to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in each case, unpaid interest on the Notes to be redeemed, accrued to the Redemption Date.

(2) In the case of any optional redemption of the Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes at the close of business on the relevant Regular Record Date. Notes (or portions thereof) for whose redemption provision is made in accordance with this Supplemental Indenture shall cease to bear interest from and after the Redemption Date.

SECTION 5.2 Optional Redemption Procedures.

(1) The election of the Company to redeem any Notes shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company of less than all the Notes, the Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be acceptable to the Trustee), notify the Trustee of such Redemption Date and the principal amount of the Notes to be redeemed.

(2) If less than all the Notes are to be redeemed pursuant to Section 5.1, the particular Notes to be redeemed shall be selected, not more than 90 days prior to the Redemption Date, by the Trustee from among the Outstanding Notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple thereof) of the principal amount of the Notes of a denomination larger than the minimum authorized denomination for the Notes.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

(3) Notice of redemption pursuant to this Section 5.2 shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at such Holder’s address as shown in the Security Register for the affected Notes. Failure to give notice by mailing in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Notes or portion thereof.

All notices of redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the aggregate principal amount of the Notes to be redeemed;

(iv) if less than all of the Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portions of the principal amounts) of the particular Notes to be redeemed;

(v) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date;

(vi) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(vii) the CUSIP numbers of such Notes, if any (or any other numbers used by the Depositary to identify such Notes); and

(viii) that, unless the Company defaults in paying the Redemption Price, interest will cease to accrue on the Notes called for redemption on the Redemption Date.

Notice of redemption of Notes to be redeemed shall be given by the Company or, on Company Request, by the Trustee at the expense of the Company.

(4) On or before any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the Redemption Price of all the Notes which are to be redeemed on that date.

(5) Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the rate borne by the Note.

(6) Any Note which is to be redeemed only in part shall be surrendered at an office or agency in accordance with the notice of redemption (with, if the Company or the Trustee shall so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or other appropriate person), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes of any authorized denominations as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 5.3 Special Mandatory Redemption.

If for any reason (i) the CheckFree Acquisition is not consummated on or prior to August 1, 2008 or (ii) the Acquisition Agreement is terminated at any time prior to August 1, 2008, then the Company will redeem all the Notes on the Special Mandatory Redemption Date at a price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 5.4 Special Mandatory Redemption Procedures.

(1) Notice of redemption pursuant to this Section 5.4 (a “Special Mandatory Redemption Notice”) shall be given by first-class mail, postage prepaid, mailed within five (5) Business Days after the occurrence of the event triggering redemption to each Holder of Notes to be redeemed at such Holder’s address as shown in the Security Register. Failure to give notice by mailing in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Notes or portion thereof.

All notices of redemption shall state:

(i) the Special Mandatory Redemption Date;

(ii) the Special Mandatory Redemption Price;

(iii) that on the Special Mandatory Redemption Date the Special Mandatory Redemption Price will become due and payable upon each such Note to be redeemed;

(iv) the place or places where such Notes are to be surrendered for payment of the Special Mandatory Redemption Price;

(v) the CUSIP numbers of such Notes, if any (or any other numbers used by the Depositary to identify such Notes); and

(vi) if funds sufficient to pay the Special Mandatory Redemption Price (including any accrued and unpaid interest) of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, that the Notes shall cease to bear interest on and after such Special Mandatory Redemption Date.

(2) Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Special Mandatory Redemption Date, become due and payable at the Special Mandatory Redemption Price therein specified. If funds sufficient to pay the Special Mandatory Redemption Price (including any accrued and unpaid interest) of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, the Notes shall cease to bear interest on and after such Special Mandatory Redemption Date. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Special Mandatory Redemption Price; provided, however, that installments of interest whose Interest Payment Date is on or prior to the Special Mandatory Redemption Date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms.

SECTION 5.5 Modification of Special Mandatory Redemption Provisions.

Sections 5.3, 5.4 and 5.5 hereof may not be waived or modified without the written consent of Holders of at least 90% in principal amount of Notes.

ARTICLE VI

PARTICULAR COVENANTS

SECTION 6.1 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or assume, except in the Company’s favor or in favor of one or more of its Wholly-Owned Subsidiaries, any Lien against or on any Property now owned or hereafter acquired by the Company or any Restricted Subsidiary, or permit any Restricted Subsidiary to do so, except any one or more of the following types of Liens:

(1) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(2) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(3) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate action;

(4) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(5) Liens consisting of attachments, judgments or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(6) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operations of the business of the Company or any Subsidiary;

(7) Liens existing on the date of the Indenture and securing Indebtedness or other obligations of the Company or any Subsidiary;

(8) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;

(9) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.1 would violate Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time;

(10) purchase money Liens on Property hereafter acquired by the Company or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the Property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (10));

(11) Liens in respect of capital leases and Permitted Sale-Leaseback Transactions;

(12) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(13) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(14) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(15) Liens securing Securitized Indebtedness in an aggregate principal amount not in excess of $200,000,000 at any one time outstanding upon the granting of such Liens;

(16) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (7), (10), (12) and (13) of this Section, provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such Property) and the liability secured by such Lien at such time is not increased;

(17) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.1, and

(18) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this clause (18) would not exceed 10.0% of Net Worth, measured upon granting of such Liens based on the Company’s consolidated balance sheet for the end of the most recent quarter for which financial statements are available.

SECTION 6.2 Sale and Lease-Back Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to engage in sale and leaseback transactions except for Permitted Sale-Leaseback Transactions.

SECTION 6.3 Right to Require Repurchase Upon a Change of Control Triggering Event.

(1) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require, by delivery to the Company of a Purchase Notice, the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”).

(2) Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to Holders of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 6.3 and that all Notes validly tendered will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law; and

(iv) if the notice is mailed prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(3) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000.

(4) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.3, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.3 by virtue of such conflicts.

(5) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) the Company has given written notice of a redemption as provided under Section 5.1 unless the Company has failed to pay the Redemption Price on the Redemption Date.

SECTION 6.4 Additional Guarantors.

Upon the closing of the CheckFree Acquisition, CheckFree Services Corporation, a Wholly-Owned Subsidiary of CheckFree Corporation, shall become a Guarantor by executing a supplemental indenture and delivering it to the Trustee. If, after the date of the Indenture, any Subsidiary of the Company that is not then a Guarantor guarantees, becomes a borrower or guarantor under, or grants any Lien to secure any obligations pursuant to, the Revolving Credit Facility, the Term Loan Facility or the Bridge Loan, any refinancing or replacement thereof or any other indebtedness for borrowed money (including capital leases) having an aggregate principal amount outstanding in excess of 10% of the Company’s Net Worth as of the end of the Company’s most recent quarter for which financial statements are available (such Net Worth to be measured at the time of the incurrence of each such guarantee or borrowing or the granting of such Lien), then in any such case such Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within twenty Business Days of the date on which it guaranteed or incurred such Indebtedness or granted such Lien, as the case may be.

Notwithstanding the preceding, any Guarantee by a Guarantor that was issued pursuant to this paragraph solely as a result of its guarantee or incurrence of, or granting of a Lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary’s Guarantee (or upon such Subsidiary ceasing to be a borrower or the release of Liens granted by such Subsidiary, as the case may be), except a discharge or release as a result of payment under such guarantee, or of the refinancing or replacement of any such indebtedness that is guaranteed or incurred by such Guarantor. Notwithstanding the foregoing, none of the Company’s Trust Company Subsidiaries or any SPE shall guarantee the Notes and no Foreign Subsidiary shall be required to guarantee the Notes unless it becomes a guarantor under, or grants any Lien to secure any obligations pursuant to such Revolving Credit Facility, Term Loan Facility or Bridge Loan or refinancing or replacement thereof.

ARTICLE VII

SUPPLEMENTAL INDENTURES

SECTION 7.1 Supplemental Indentures without Consent of Holders of Notes.

Section 901 of the Indenture shall not be applicable to the Notes.

Without seeking the consent of any Holders, the Company, together with the Trustee, at any time and from time to time, may modify and amend the Indenture, this Supplemental Indenture and the terms of the Notes to:

(1) allow the Company’s or any Guarantor’s successor (or successive successors) to assume the Company’s or such Guarantor’s obligations under the Indenture, this Supplemental Indenture and the Notes pursuant to the provisions under Article VIII;

(2) add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Company under this Supplemental Indenture, the Indenture or the Notes;

(3) add any additional Events of Default;

(4) secure the Notes;

(5) provide for a successor Trustee with respect to the Notes and add or change any of the provisions of the Indenture or the Supplemental Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of Section 611 of the Indenture;

(6) add or release a Guarantor as required or permitted by this Supplemental Indenture or the Indenture;

(7) cure any ambiguity, defect or inconsistency;

(8) modify the legends regarding restrictions on transferability on the Notes, which modifications may not adversely affect the interests of the Holders of any Notes or owners of beneficial interests in the Notes; or

(9) make any other amendment or supplement to this Supplemental Indenture, the Indenture or the Notes, as long as that amendment or supplement does not adversely affect the interests of the Holders of any Notes in any material respect (to be evidenced by an Opinion of Counsel).

No amendment to cure any ambiguity, defect or inconsistency in this Supplemental Indenture, the Indenture or the Notes made solely to conform this Supplemental Indenture, the Indenture or the Notes to the Description of the Notes contained in the Company’s prospectus supplement dated November 15, 2007, to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Supplemental Indenture, the Indenture or the Notes, shall be deemed to adversely affect the interests of the Holders of the Notes.

SECTION 7.2 Supplemental Indentures with Consent of Holders of Notes.

Section 902 of the Indenture shall not be applicable to the Notes.

The Company, together with the Trustee, may modify and amend the Indenture, this Supplemental Indenture and the terms of the Notes, but with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, provided that no modification or amendment may, without the consent of each affected Holder of the Notes:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(3) reduce the principal of, or rate of interest on, any Note;

(4) reduce any amount payable upon the redemption of any Note;

(5) change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any Note is payable;

(6) impair the right to institute suit for the enforcement of any payment on, or with respect to, any Note on or after the Stated Maturity or Redemption Date; or

(7) reduce the percentage in principal amount of Outstanding Notes the consent of whose Holders is required for modification or amendment of the Indenture or this Supplemental Indenture for waiver of compliance with certain provisions of the Indenture or this Supplemental Indenture or waiver of certain defaults.

The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all the Notes, waive any past default under the Indenture or this Supplemental Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any Notes or in respect of a covenant or provision that under the Indenture or this Supplemental Indenture cannot be modified or amended without the consent of each Holder. In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes waive compliance with the Company’s covenants described under Sections 6.1 and 6.2 of this Supplemental Indenture.

ARTICLE VIII

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

SECTION 8.1 Company May Consolidate, Etc. on Certain Terms.

Section 801 of the Indenture shall not be applicable to the Notes.

The Company shall not in a single transaction or a series of related transactions, consolidate or merge with or into any other Person, permit any other Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to any other Person, unless:

(1) the Company is the surviving entity, or the Person formed by such consolidation or merger or the Person to which all or substantially all of the properties and assets of the Company are conveyed, transferred or leased, as the case may be, shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the Outstanding Notes and the performance and observance of every covenant of this Supplemental Indenture and the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to any such transaction and treating any Indebtedness that becomes an obligation of the Company or any Subsidiary of the Company as a result of such transaction as having been incurred by the Company or any Subsidiary of the Company at the time of such transaction, there shall not be any Event of Default or event which, after notice or lapse of time or both, would become an Event of Default;

(3) if, as a result of any such transaction, the properties or assets of the Company would become subject to a Lien which would not be permitted under Section 6.1 of this Supplemental Indenture, the Company or such successor Person, as the case may be, shall take those steps that are necessary to secure all the Outstanding Notes equally and ratably with Indebtedness secured by that Lien; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the consummation of the particular consolidation, merger, conveyance, transfer or lease under this Supplemental Indenture and the Indenture have been complied with.

SECTION 8.2 Successor Corporation Substituted.

Section 802 shall not be applicable to the Notes.

Upon any consolidation or merger by the Company with or into any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to any other Person in accordance with Section 8.1, the successor Person formed by such consolidation or merger or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture and the Indenture with the same effect as if such successor Person has been named as the Company herein, and thereafter, except in the case of a lease to another Person, the predecessor Person shall be relieved of all obligations and covenants under the Indenture, this Supplemental Indenture and the Notes (to the extent the Company was the predecessor Person).

ARTICLE IX

GUARANTORS

Article 15 of the Indenture shall not be applicable to the Notes.

SECTION 9.1 Guarantee.

(1) For value received, each of the Guarantors hereby jointly and severally, fully, unconditionally and absolutely guarantees (each a “Guarantee”) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Supplemental Indenture, the Indenture or the Notes or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, that (a) the principal of, premium, if any, and interest on the Notes will be duly and punctually paid in full when due, whether at maturity, upon redemption, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Company or the Guarantor to the Holders of or the Trustee under this Supplemental Indenture, the Indenture or the Notes hereunder (including fees, expenses or others) (collectively, the “Obligations”) will be promptly paid in full or performed, all in accordance with the terms of this Supplemental Indenture, the Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. If the Company shall fail to pay when due, or to perform, any Obligations, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same promptly. An Event of Default under this Supplemental Indenture or the Notes shall entitle the Holders of the Notes to accelerate the Obligations of the Guarantor hereunder in the same manner and to the same extent as the Obligations of the Company.

(2) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Supplemental Indenture or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of this Supplemental Indenture, the Indenture or the Notes, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(3) Each Guarantor further agrees that, as between it, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (a) the maturity of the Obligations may be accelerated as provided in Article IV of this Supplemental Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations, and (b) in the event of any acceleration of such Obligations as provided in Article IV of this Supplemental Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of its Guarantee.

SECTION 9.2 Waiver of Demand.

To the fullest extent permitted by applicable law, each of the Guarantors waives presentment to, demand of payment from and protest of any of the Obligations, and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment.

SECTION 9.3 Guarantee of Payment.

Each of the Guarantors further agrees that its Guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Trustee or any Holder of the Notes to the security, if any, held for payment of the Obligations.

SECTION 9.4 No Discharge or Diminishment of Guarantee.

Subject to Section 9.10 of this Supplemental Indenture, the obligations of each of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any remedy under this Supplemental Indenture, the Indenture or the Notes, any other guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).

SECTION 9.5 Defenses of Company Waived.

To the extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Company or any other Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, other than final payment in full in cash of the Obligations. Each of the Guarantors waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each of the Guarantors against the Company or any security.

SECTION 9.6 Continued Effectiveness.

Subject to Section 9.10 of this Supplemental Indenture, each of the Guarantors further agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Trustee or any Holder of the Notes upon the bankruptcy or reorganization of the Company.

SECTION 9.7 Subrogation.

In furtherance of the foregoing and not in limitation of any other right of each of the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Trustee or any Holder of the Notes, forthwith pay, or cause to be paid, to the Holders in cash the amount of such unpaid Obligations, and thereupon the Holders shall, assign (except to the extent that such assignment would render a Guarantor a “creditor” of the Company within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended or any comparable provision of any successor statute) the amount of the Obligations owed to it and paid by such Guarantor pursuant to this Guarantee to such Guarantor, such assignment to be pro rata to the extent the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to the Holders, and without any representation or warranty by the Holders). If (a) a Guarantor shall make payment to the Holders of all or any part of the Obligations and (b) all the Obligations and all other amounts payable under this Supplemental Indenture shall be paid in full, the Trustee will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.

SECTION 9.8 Information.

Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs hereunder, and agrees that the Trustee and the Holders of the Notes will have no duty to advise the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9.9 Subordination.

Upon payment by any Guarantor of any sums to the Holders, as provided above, all rights of such Guarantor against the Company, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations to the Trustee; provided, however, that any right of subrogation that such Guarantor may have pursuant to this Supplemental Indenture is subject to Section 9.7 hereof.

SECTION 9.10 Termination.

(1) A Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under this Supplemental Indenture and its Guarantee without any action required on the part of the Trustee or any Holder, provided that such Guarantor would not, immediately after such release and discharge, be required to become a Guarantor pursuant to Section 6.4 hereof if such Guarantor had incurred its then-existing guarantees, indebtedness for borrowed money (including capital leases) and Liens at the time of such release and discharge:

(i) upon notice by the Company to the Trustee, at any time such Guarantor is not a borrower or guarantor under, and has not granted any then-existing Lien to secure any obligations pursuant to, the Revolving Credit Facility as amended, the Term Loan Facility or the Bridge Loan, any refinancing or replacement thereof (including as a result of any release from such obligations in connection with (x) a Guarantor ceasing to be a “material subsidiary” as defined in the Revolving Credit Facility, the Term Loan Facility or the Bridge Loan, or any refinancing or replacement thereof or (y) any sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of a Guarantor), or any other indebtedness for borrowed money (including capital leases) having an aggregate principal amount outstanding in excess of 10% of the Company’s Net Worth (other than obligations arising under this Supplemental Indenture and the Notes and the 2012 Notes Supplemental Indenture and the 2012 Notes) except where resulting from a discharge or release as a result of payment under such guarantee, provided, however, that no Guarantor shall be released under this subsection unless the Guarantor is substantially concurrently released from its guarantees under the 2012 Notes Supplemental Indenture and the 2012 Notes or such guarantees have previously been terminated or released; or

(ii) upon the occurrence of the circumstances described in the penultimate sentence of Section 6.4 hereof, of which the Company shall promptly notify the Trustee.

(2) A Guarantor shall be automatically and unconditionally released and discharged from all obligations under this Supplemental Indenture and its Guarantee without any action required on the part of the Trustee or any Holder upon any Covenant Defeasance or Defeasance with respect to the Notes, subject to reinstatement pursuant to Section 1306 of the Indenture.

(3) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request of the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section. Any Guarantor not so released will remain liable for the full amount of the principal of, premium, if any, and interest on the Notes provided in this Supplemental Indenture and its Guarantee.

SECTION 9.11 Limitation of Guarantor’s Liability.

Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under this Supplemental Indenture and its Guarantee shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of, any other Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to its contribution obligations under this Supplemental Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

SECTION 9.12 Contribution from Other Guarantors.

Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor, determined in accordance with generally accepted accounting principles in effect in the United States of America as of the date hereof.

SECTION 9.13 No Obligation to Take Action Against the Company.

Neither the Trustee, any Holder nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or take any other steps under any security for the Obligations or against the Company or any other Person or any Property of the Company or any other Person before the Trustee, such Holder or such other Person is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantee.

SECTION 9.14 Execution and Delivery of the Guarantee.

(1) To further evidence the Guarantee set forth in this Article IX, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form of Section 3.5 hereof shall be endorsed on each Note authenticated and delivered by the Trustee and executed by either manual or facsimile signature of an officer, manager or member, as applicable, of each Guarantor.

(2) Each of the Guarantors hereby agrees that its Guarantee set forth in this Article IX shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(3) If an officer of a Guarantor whose signature is on this Supplemental Indenture or a Guarantee no longer holds that office or is no longer a manager or member, as applicable, at the time the Trustee authenticates such Guarantee or at any time thereafter, such Guarantor’s Guarantee of such Note shall be valid nevertheless.

(4) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Supplemental Indenture on behalf of each Guarantor.

SECTION 9.15 Successor Guarantor.

Unless otherwise released and discharged from its obligations in accordance with this Supplemental Indenture, upon any consolidation or merger by any Guarantor with or into any other Person, the successor Person formed by such consolidation or merger shall sign a supplemental indenture and guarantee and succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Supplemental Indenture and the Indenture with the same effect as if such successor Person has been named as a Guarantor herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under the Indenture, this Supplemental Indenture and the Notes (to the extent the Guarantor was the predecessor Person).

ARTICLE X

DISCHARGE OF OBLIGATIONS UNDER THE SUPPLEMENTAL INDENTURE, THE

INDENTURE AND THE NOTES; DEFEASANCE

SECTION 10.1 Termination of the Obligations of the Company.

The obligations of the Company with respect to the Notes under this Supplemental Indenture, the Indenture and the Notes shall cease to be of further effect or, at the option of the Company, the Company shall no longer be under any obligation to comply with the covenants described in Articles VI, VII, VIII and IX of the Supplemental Indenture and Article Fifteen of the Indenture and the Events of Default relating to those covenants shall no longer apply to the Company if (a) either (i) all Outstanding Notes (other than Notes replaced pursuant to Section 306 of the Indenture) have been delivered to the Trustee for cancellation or (ii) all Outstanding Notes have become due and payable on the Maturity Date or pursuant to Article V or Section 6.3, and in any case the Company irrevocably deposits, prior to the applicable due date, with the Paying Agent or Trustee (if the Paying Agent is not the Company or any of its Affiliates) cash in money of the United States that at the time of payment is legal tender for payment of public and private debts, sufficient to pay all amounts due and owing on all Outstanding Notes (other than Notes replaced pursuant to Section 306 of the Indenture) on the Maturity Date, Redemption Date, Special Mandatory Redemption Date or Change of Control Payment Date, as the case may be; (b) the Company pays to the Trustee or Paying Agent all other sums payable hereunder by the Company; (c) no Default or Event of Default with respect to the Notes shall exist on the date of such deposit and (d) such deposit will not result in a breach or violation of, or constitute a Default or Event of Default under, this Supplemental Indenture or any other agreement or instrument of which the Company is a party or by which the Company is bound; provided, however, that (i) Sections 303, 304, 305, 306, 308, 309, 606, 607, 610, 611, 1002 and 1003 of the Indenture, and (ii) Sections 5.3, 5.4 and 5.5 of the Supplemental Indenture and Articles I and X of the Supplemental Indenture and (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and the Supplemental Indenture shall survive any discharge of obligations pursuant to this Section 10.1 until such time as the Notes have been paid in full and there are no Notes Outstanding.

SECTION 10.2 Repayment to Company.

The Trustee and the Paying Agent shall promptly notify the Company of, and pay to the Company upon the request of the Company, any excess money held by them at any time. The Trustee or the Paying Agent, as the case may be, shall provide written notice to the Company of any money that has been held by it and has, for a period of two years, remained unclaimed for the payment of the principal of, or any accrued and unpaid interest on, the Notes. The Trustee and the Paying Agent shall pay to the Company upon the written request of the Company any money held by them for the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the Notes that remains unclaimed for two years; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (in no event later than five days after the Company requests repayment pursuant to this Section 10.2), at the expense of the Company, cause to be published once in a newspaper of general circulation in the City of New York or cause to be mailed to each Holder, notice stating that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors, subject to applicable law, and all liability of the Trustee and the Paying Agent with respect to such money and payment shall, subject to applicable law, cease.

SECTION 10.3 Amendment to Section 1302; Survival of Provisions of Supplemental Indenture upon Defeasance.

Section 1302 of the Indenture is hereby amended to delete all of the words following the colon and the words “hereunder:” in the second sentence of Section 1302 and to replace them with the following words “(i) Sections 303, 304, 305, 306, 308, 309, 606, 607, 610, 611, 1002 and 1003 of the Indenture and (ii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture.” In addition, upon Defeasance in accordance Section 1302 of the Indenture, (i) Sections 5.3, 5.4 and 5.5 of the Supplemental Indenture and Articles I and X of the Supplemental Indenture and (ii) the rights, powers, trusts, duties and immunities of the Trustee under the Supplemental Indenture shall survive such Defeasance.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

FISERV, INC.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Executive Vice President, Chief Financial Officer, Treasurer and General Counsel

[2017 Supplemental Indenture Signature Page]

INFORMATION TECHNOLOGY, INC.
PRECISION COMPUTER SYSTEMS, INC.
ITI OF NEBRASKA, INC.
FISERV FULFILLMENT SERVICES TITLE AGENCY, INC.
FISERV FULFILLMENT SERVICES SOUTH, INC.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Assistant Treasurer

FISERV SOLUTIONS, INC.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

BILLMATRIX CORPORATION
BMC GOVERNMENT SERVICES, INC.
BMC PROCESSING, INC.
BMC RESOURCES, INC.
BMC U.S., INC.
TELEPAY, INC.
DEL MAR DATATRAC, INC.
EPSIIA CORPORATION
FISERV FULFILLMENT SERVICES, INC.
INTERACTIVE TECHNOLOGIES, INC.
JEROME GROUP, L.L.C.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Vice President

FISERV FULFILLMENT SERVICES OF ALABAMA, L.L.C.

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Manager

[2017 Supplemental Indenture Signature Page]

FISERV FULFILLMENT SERVICES, INC.

By:	/s/ Richard A. Snedden
Name:	Richard A. Snedden
Title:	President and Secretary

[2017 Supplemental Indenture Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gene Ploeger
Name:	Gene Ploeger
Title:	Vice President

[2017 Supplemental Indenture Signature Page]